Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333- 228382 on Form S-3 and in Registration Statement Nos. 333-221131 and 333-225611 on Form S-8 of our reports dated February 25, 2020, relating to the consolidated financial statements and financial statement schedule of National Vision Holdings, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of National Vision Holdings, Inc. for the year ended December 28, 2019.
/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 25, 2020